Exhibit 10.21

By Electronic Moil

October 11, 2018

Antoinette Drahus Paone

RE: Offer of Employment

Dear Antoinette:

We are very excited to offer you the position of Vice President, Regulatory Affairs where you will play an essential role in building Generation Bio's foundation and long -term business and scientific success. Below are the terms of employment for your review and execution. If these terms are acceptable, please sign and return a copy to us within five business days.

1.	Position: Your initial position with Generation Bio will be as Vice President, Regulatory Affairs where you will be initially reporting to Geoff McDonough. This is a full-time position with a principal workplace at Generation Bio's headquarters in Cambridge, Massachusetts. The attached job description provides additional details about the position.

2.	Start Date: Your employment will begin on November 5, 2018 (the "Start Date").

3.	Salary: Generation Bio will pay you an annual Base Salary of $310,000, payable in accordance with Generation Bio's standard payroll schedule and subject to applicable deductions and withholdings. This salary will be subject to periodic review and adjustments at Generation Bio's discretion. Because this is an exempt position, you will not be eligible for any overtime pay.

4.	Bonus: During the term of your employment with Generation Bio, you will be eligible for an annual incentive bonus ("Bonus") for each fiscal year of your employment with Generation Bio. The amount, terms and conditions of such bonus are to be determined at the sole discretion of the Board of Directors of Generation Bio (the "Board"), and such terms may be changed and conditions may be changed at any time with or without notice to you. Your target annual Bonus shall be up to 30% of your annual salary. Your actual Bonus percentage is discretionary and will be subject to Generation Bio's assessment of your performance as well as the performance of Generation Bio during the applicable fiscal year. Any Bonus payable for the year in which you

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begin working for the Company shall be prorated based on your Start Date. Payment of the Bonus shall be contingent upon you being employed by Generation Bio as of the last day of the fiscal year in which it was earned. The annual Bonus, if any, shall be paid on or before March 15th of the calendar year following the fiscal year for which such Bonus is earned.

5.	Incentive Equity Grant: You will be eligible to participate in the Company's stock incentive program. Subject to the approval of the Board, you will be granted options to purchase 200,000 shares of Generation Bio's common stock (the "Option Grant"). The options subject to the Option Grant ("Options") will vest as to 25% of the underlying shares on the first anniversary of the Start Date and will vest as to the balance in equal quarterly installments of 6.25% thereafter until the fourth anniversary of the Start Date. The Option Grant will be subject to the terms and conditions of a written stock option agreement which you will be required to sign, and/or the Company's written stock plan (the "Grant Documents"). The Options shall have an exercise price per share equal to the fair market value of the Company's common stock at the time of grant, as determined by the Board.

6.	Benefits: You may participate in the benefit programs offered by the Company to Its employees, provided that you are eligible under and subject to all provisions of the plan documents that govern those programs. Benefits are subject to change at any time in the Company's sole discretion. You will also be entitled to paid vacation and sick leave each year in accordance with the terms and conditions set forth In the Company's policies. You will also be entitled to receive reimbursement for all reasonable business expenses incurred by you in performing your services to the Company In keeping with Company policies. In addition, you may be eligible for other benefits offered by the Company as set forth In the Employee Guide, which can be accessed on the Company's Intranet portal.

7.	Severance Benefits:

a.	General: Either you or the Company may terminate your employment at any time or for any reason by providing written notice to the other party. If your employment terminates for any reason, including for Cause (as defined below) or as a result of Involuntary Termination (as defined below), the Company will pay you the Accrued Obligations (as defined below) earned through your last day of employment on or before the time required by law or applicable policy, except to the extent any such payments would accelerate compensation in a manner inconsistent with compliance with Section 409A of the Internal Revenue Code

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of 1986, as amended (the "Code").

b.	If you are subject to an Involuntary Termination, then in addition to payment of the Accrued Obligations you will be entitled to the severance benefits described in Section 7(b), provided you have: (i) returned all Company property in your possession on or prior to your last day of employment, and (ii) entered into a separation agreement that has become enforceable and irrevocable and that includes a general release of all claims that you may have against the Company or persons affiliated with the Company (the "Separation Agreement"). Notwithstanding the foregoing, no term of this offer letter or the Separation Agreement shall impact or affect, in any way, your rights with respect to, and the Separation Agreement shall not include a waiver or release of any claims related to: (x) your status as a shareholder or equity holder of the Company or any rights you have under the terms of any Grant Document or any other equity award or agreement between you and the Company, including any claims with respect to any Options or other equity owned or held by you at the time your employment is terminated, or (y) any rights to indemnification from the Company, pursuant to any applicable governing documents of the Company or any applicable written agreement between you and the Company, rights under ERISA or rights which, as a matter of law, cannot be waived. The Separation Agreement must be in substantially the form reasonably prescribed by the Company and must be executed and become enforceable and irrevocable within the time prescribed by the Company, which shall be consistent with applicable law (the “Prescribed Deadline”). If the Separation Agreement is not executed and has not become enforceable and irrevocable by the Prescribed Deadline, you shall be entitled to the Accrued Obligations only and no other severance payments or benefits. The continued salary provided under Section 7(b)(ii) below shall be paid in accordance with the Company's normal payroll practices and shall commence on the next payroll date falling after the date the Separation Agreement becomes enforceable and Irrevocable.

The severance benefits for which you are eligible in the event of an Involuntary Termination, subject to the foregoing, are as follows:

i.	The Company shall continue to pay you your Base Salary as in effect on your last day of employment for a period of six (6) months;

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ii.	If you are participating in the Company's group health plan immediately prior to your last day of employment and you elect COBRA health and dental continuation, then the Company will continue to pay you a monthly cash payment for a period of six months following your last day of employment, in an amount equal to the monthly employer contribution that the Company would have made to provide health and dental insurance to you and your eligible dependents if you had remained employed by the Company; provided, however, that such Company-paid premiums will be reported as additional income pursuant to Section 6041 of the Code and not entitled to any tax qualified treatment to the extent necessary to comply with or avoid the discriminatory treatment prohibited by the Patient Protection and Affordable Care Act of 2010 and the Health Care and Education Reconciliation Act of 2010 or Section 105(h) of the Code; and

iii.	Twenty-five percent (25%) of the unvested portion of each Option Grant and any other equity grant from the Company to you (collectively, the “Equity Grants") will fully vest as of the date of the Involuntary Termination, provided, however, that:

A.	if the Involuntary Termination occurs within 12 months following, or on the one-year anniversary of, a Change in Control, then one hundred percent (100%) of the unvested portion of each Equity Grant will fully vest as of the date of such Involuntary Termination;

B.	no shares may be transferred and no stock option exercised (in each case with respect to the portion of the Equity Grants accelerating pursuant to this Section 7(b)(iv)) until the Separation Agreement has become enforceable and irrevocable; and

C.	if the Separation Agreement does not become enforceable and irrevocable in accordance with this offer letter, the portions of the Equity Grants that have vested as a result of this provision shall be cancelled effective as of the date of the Involuntary Termination.

8.	Representation Regarding Other Obligations. Your employment is contingent upon your signing the Company's Invention, Non-Disclosure, Non-Competition and Non-Solicitation Agreement (the “Non-Disclosure Agreement"). Further, you hereby represent to the Company that you are

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not a party to any agreement of any type which may impact or limit your ability to become employed by or perform your job at the Company or which is in any way inconsistent with the terms of this offer letter. You represent and agree that you will not disclose to the Company, use, or induce the Company to use any confidential or proprietary information or material belonging to any current or previous employer or others. Further, you hereby represent that (i) your employment with the Company and this offer letter does not and will not violate or conflict with any obligations you may have to or any agreements you may have with any former employer and (ii) you have provided the Company with all written agreements that describe any continuing post· employment obligations to any former employer.

9.	Taxes: All forms of compensation referred to in this offer letter are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law. You hereby acknowledge that the Company does not have a duty to design its compensation policies in a manner that minimizes your tax liabilities and that you will not make any claim against the Company or the Board related to tax liabilities arising from your compensation.

a.	For purposes of Section 409A of the Code, each salary continuation payment under Section 7(b) is hereby designated as a separate payment. If the Company determines that you are a "specified employee" under Section 409A(a)(2)(B)(i) of the Code at the time of your Separation, then (i) the salary continuation payments under Section 7(b), to the extent that they are subject to Section 409 A of the Code, will commence on the first business day following (A) expiration of the six-month period measured from your Separation date, or (B) the date of your death, and (ii) the installments that otherwise would have been paid prior to such date will be paid in a lump sum when the salary continuation payments commence. Any salary continuation payments that are not subject to Section 409A of the Internal Revenue Code, including, without limitation, payments that are exempt from Section 409A of the Internal Revenue Code as a result of the separation pay plan exemption under Section 1.409A-1(b)(9) of the Income Tax Regulations (or any successor thereto), will continue to be paid as otherwise provided in this offer letter.

b.	All in-kind benefits provided and expenses eligible for reimbursement hereunder shall be provided by the Company or incurred by you during your employment with the Company. All reimbursements shall be paid as soon as administratively practicable, but in no event shall any reimbursement be paid after the last day of the taxable year following the taxable year in which the expense was incurred. The amount of in-kind benefits provided, or

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reimbursable expenses incurred in one taxable year shall not affect the in-kind benefits to be provided or the expenses eligible for reimbursement in any other taxable year. Such right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

10.	Interpretation, Amendment and Enforcement. This offer letter, along with the Non-Disclosure Agreement and the Grant Documents, constitute the complete agreement between you and the Company, contain all the terms of your employment, and supersede any prior agreements, representations or understandings (whether written, oral or implied) between you and the Company. The terms of this offer letter and the resolution of any disputes as to the meaning, effect, performance or validity of this offer letter or arising out of, related to, or in any way connected with, this offer letter, your employment with the Company or any other relationship between you and the Company (the "Disputes") will be governed by Massachusetts law, excluding laws relating to conflicts or choice of law. You and the Company submit to the exclusive personal Jurisdiction of the federal and state courts located in the Commonwealth of Massachusetts in connection with any Dispute or any claim related to any Dispute.

11.	Other Terms. This offer letter shall not be construed as an agreement, either express or implied, to employ you for any stated term, and shall in no way alter the Company's policy of employment at-will, which means that you have the right to terminate your employment relationship with the Company at any time for any reason and the Company has the right to terminate its employment relationship with you at any time for any reason, with or without cause or notice. Similarly, nothing in this letter shall be construed as an agreement, either express or implied, to pay you any compensation or grant you any benefit beyond the end of your employment with the Company, except as may be required by, and subject to the conditions set forth in, Section 7. You have the right to consult with counsel before signing this offer letter.

12.	Definitions. The following terms have the meaning set forth below wherever they are used in this letter agreement:

a.	"Accrued Obligations" means: (i) any earned but unpaid Base Salary as of the date your employment is terminated, (ii) any accrued, but unused vacation time as of your termination date, (iii) any vested benefits you may have under any employee benefit plan of the Company as of your termination date, (iv) any unpaid expense reimbursements accrued

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prior to the date your employment is terminated, and (v) any unpaid but earned bonus (as approved pursuant to Section 4) for a fiscal year preceding the year in which your employment is terminated.

b.	"Cause" means (i) your material breach of the Non-Disclosure Agreement, (ii) your conviction of, or your plea of "guilty" or "no contest" to, a felony under the laws of the United States or any State, (iii) your gross negligence or willful misconduct in the performance of your duties, (iv) your continuing failure to perform assigned duties after receiving written notification of the failure from the Company or (v) your failure to cooperate in good faith with a governmental or internal investigation of the Company or its directors, officers or employees, if the Company has requested your cooperation; provided, however, that "Cause" shall not be deemed to have occurred pursuant to subsection (iii), (iv), or (v) hereof unless you have first received written notice from the Company specifying in reasonable detail the particulars of such grounds and that the Company intends to terminate your employment hereunder for such grounds, and you have failed to cure such grounds to the Company's satisfaction within a period of thirty (30) days from the date of such notice.

c.	"Change in Control" means the occurrence of any one or more of the following events, In each case only to the extent that such event also constitutes a "change in ownership" of the Company or a "change in the ownership of a substantial part of the Company's assets" for the purposes of Section 409A of the Code: (I) the consummation of a merger or consolidation of the Company with any other entity, other than a merger or consolidation in which voting securities of the Company outstanding Immediately prior thereto continue to represent more than fifty percent (50%) percent of the total voting power of: (A) the surviving or resulting corporation; or (B) if the surviving or resulting corporation is a wholly owned subsidiary of another corporation immediately following such merger or consolidation, the parent corporation of such surviving or resulting corporation Immediately after such merger or consolidation; (ii) the acquisition of all of the Company's outstanding capital stock by a single person or entity or a group acting In concert to effect such acquisition; or (iii) the sale, transfer or exclusive license of all or substantially all of the assets of the Company.

d.	"Involuntary Termination" means either: (i) your Termination Without Cause or (ii) your

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Resignation for Good Reason.

e.	"Resignation for Good Reason" means a Separation as a result of your resignation within three (3) months after one of the following conditions has come into existence without your consent:

i.	A reduction in your Base Salary by more than 10% (unless such reduction is part of a broad-based salary reduction program at the Company);

ii.	A material diminution of your authority, duties or responsibilities; or

iii.	A relocation of your principal workplace by more than forty (40) miles.

A Resignation for Good Reason will not be deemed to have occurred unless you give the Company written notice of the condition within thirty (30) days after the condition comes into existence and the Company falls to remedy the condition within thirty (30) days after receiving your written notice.

f.	"Separation" means a "separation from service," as defined in the regulations under Section 409A of the Code.

g.	"Termination Without Cause" means a Separation as a result of a termination of your employment by the Company without Cause, provided you are willing and able to continue performing services within the meaning of Treasury Regulation 1.409A-1(n)(I).

We are excited about welcoming you to the Generation Bio team. We are eager to add your talent and energy to building a company capable of transforming patients' lives around the world. This offer is valid for five business days from the date of this letter; we look forward to receiving a response from you acknowledging, by signing below, that you have accepted this offer of employment.

Very truly yours,

Generation Bio Co.

By: /s/ Geoff McDonough

Name: Geoff McDonough, M.D.

Title: Chief Executive Officer

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I have read and accept this employment offer

/s/ Antoinette Paone

Signature

Name: Antoinette Drahus Paone

Dated: 10-12-2018

Antoinette Drahus Paone 9

Cambridge, MA 02142

generationbio.com

10 February 2020

Antoinette Paone

Dear Antoinette,

We would like to express our appreciation and commendation for the passion and commitment you are exhibiting in your existing role. In recognition of your contribution and leadership, it is my pleasure to inform you that, effective February 1st, 2020, you will be promoted to SVP, Regulatory & Quality.

In connection with your promotion, we are pleased to inform you that your target bonus percentage is being increased. Your new target bonus, effective February 1st, 2020, will be 35% of your new annual salary (which will be prorated for the 2020 annual incentive bonus plan).

As detailed in your original offer letter, the actual bonus percentage distributed in any year will be determined at the sole discretion of the Board of Directors of Generation Bio. The Board's determination will consider several factors including but not limited to the performance of the company.

On behalf of Generation Bio, the management team, your colleagues and me, thank you for your contributions and we all look forward to continuing to grow Generation Bio together.

Very truly yours,

Generation Bio

/s/Geoff McDonough

Name: Geoff McDonough, M.D.

Title: Chief Executive Officer

I have read and accepted this promotion,

/s/Antoinette Paone

Signature

Name: Antoinette Paone

Dated: 2 March 2020

Cambridge, MA 02142

generationbio.com

May 27, 2020

Antoinette Paone

Dear Antoinette,

Generation Bio is very pleased to continue to share in our success with you as we reach our goal of becoming a public company. We’ve built an incredible team and we are thrilled to have you be part of our dynamic, learning organization.

Effective as of the closing of Generation Bio’s first underwritten public offering of its equity securities pursuant to an effective registration statement under the Securities Act of 1933, as amended (the “IPO”), we will increase your cash compensation for your employment with us. Your new annual base salary is $343,800.00, payable under our standard payroll schedule and subject to applicable deductions and withholdings. Nothing in this letter changes the at-will nature of your employment with us.

Please sign below to acknowledge these modified terms of your employment, which supersede, amend, and restate all prior agreements between you and Generation Bio regarding your annual salary.

Thank you for all you bring to Generation Bio. Your engagement with our vision to enable people born with genetic diseases to live long, full lives is what makes our community a wonderful place to learn and achieve together.

With warm appreciation,

/s/Geoff McDonough

Geoff McDonough, M.D.

President and CEO

/s/Antoinette Paone

Antoinette Paone

6/1/2020

Date

Cambridge, MA 02142

generationbio.com

February 8, 2022

Antoinette Paone

Dear Antoinette:

We would like to express our appreciation and commendation for all the passion and commitment you have been exhibiting in your existing role. In recognition of your contribution and leadership, it is my pleasure to inform you that, effective February 10, 2022, you will be promoted to Chief Operating Officer.

In connection with your promotion, we are also pleased to inform you that your base salary will be increased to $440,000 (on an annualized basis) payable under our standard payroll schedule and subject to applicable deductions and withholdings.

Your target bonus percentage is also being increased. Your new target bonus, effective February 10, 2022, will be 40% of your new annual salary (which will be prorated for the 2022 annual incentive bonus plan).

As detailed in your original offer letter, the actual bonus percentage distributed in any year will be determined at the sole discretion of the Board of Directors of Generation Bio. The Board’s determination will consider several factors including but not limited to the performance of the company.

You will also be granted options to purchase an additional 110,000 shares of Generation Bio’s common stock (the “Option Grant”), subject to the approval of the Board. The options subject to the Option Grant (“Options”) will vest as to 25% of the underlying shares on the first anniversary of your Promotion Date and will vest as to the balance in equal quarterly installments of 6.25% thereafter until the fourth anniversary of the Promotion Date. The Option Grant will be subject to the terms and conditions of a written stock option agreement which you will be required to sign, and/or the Company’s written stock plan (the “Grant Documents”). The Options shall have an exercise price per share equal to the fair market value of the Company’s common stock at the time of grant, as determined by the Board.

On behalf of Generation Bio, the management team, your colleagues and me, thank you for your contributions and we all look forward to continuing to grow Generation Bio together.

1

Cambridge, MA 02142

generationbio.com

Paone Promotion Letter

February 8, 2022

Very truly yours,

Generation Bio

/s/Geoff McDonough

Name: Geoff McDonough, M.D.

Title:Chief Executive Officer

I have read and accepted this promotion,

Signature

/s/Antoinette Paone

Name: Antoinette Paone

Dated: 2/9/2022

2